Exhibit 99.1

Unicoin Inc, Announces the Acquisition of Land Holdings in the Bahamas via the Largest- ever Crypto Deal in Real Estate, Valued at $554M

MIAMI, Feb. 1, 2024 /PRNewswire/ -- Unicoin, Inc., a publicly reporting company, cements its status as a trailblazing crypto leader today, announcing the successful execution of two significant deals for the acquisition of beneficial ownership interests in companies holding prime land holdings in the Bahamas. This represents the largest-ever cryptocurrency real estate deal. The targeted properties span 7,721 acres across the coveted islands of Long Island and Andros Island in the Bahamas.

Valued at over half a billion dollars, this deal surpasses the previous high of $335 million set by Unicoin’s prior $335 million agreement to purchase Eden Grand Resort, a Thailand Luxury Development project for a 64,000 square meter property and luxury resort in Chonburi, Thailand

Unicoin Inc. has committed to a total payment of 1,108,863,283 unicoins for the Bahamas acquisitions, reflecting a total value of $554,431,641, at the current Unicoin fundraising price of 50¢/ú. These groundbreaking transactions further represent a significant milestone for Unicoin, propelling the total value of its portfolio to $1.4 billion.

“We are thrilled to announce the successful completion of these acquisitions, marking a substantial step forward, not only in Unicoin’s roadmap for strategic growth, but in opportunities that decentralized finance and cryptocurrency present to the broader global investment community. The Bahamas is no longer an elite travel and tourism destination; it is becoming a world-renowned, digital asset hub, and thus a strategic addition to Unicoin’s global portfolio,” says Alex Konanykhin, CEO of Unicoin, Inc.

The purchase price will be settled in unicoins, aligned with Unicoin’s approach of acquiring real estate assets at 140% of their appraised value for unicoins. Unicoin creates value for its investors by cultivating a diverse portfolio of assets, encompassing equity stakes in high-growth companies and real estate properties.

“In partnership with Unicoin, we will explore options for developing hotel and condo resorts, and spotlighting prestigious flagship collaborations throughout the targeted properties. This initiative ultimately aims to significantly expand the utility and value of the Unicoin ecosystem,” added Armando Rubio, CEO and co-founder of New World Properties, SPV.

Facilitated by New World Properties SPV, the acquisitions will unlock the development of resorts, hotels, and elite collaborations with Unicoin utility at the core. They represent Unicoin’s commitment to aggressively acquire tangible, income-generating assets. As the company continues its remarkable rise, the possibilities remain boundless. This record-shattering deal cements Unicoin’s status as an unstoppable crypto pioneer, forging the future of finance.

About Unicoin

Unicoin is issued by Unicoin, Inc., an audited, public reporting company that addresses the extreme volatility of the crypto market. Unlike first-wave coins, Unicoin is transparent, regulations-compliant, and backed by a diversified asset portfolio that includes real estate, equity in high-growth companies and other assets.

Unicoin is the official cryptocurrency of Unicorn Hunters, a series connecting entrepreneurs seeking funding with millions of potential investors worldwide. It aims to be a stable and profitable asset-backed cryptocurrency, designed to address the extreme volatility often found in the crypto market. Unicoin is audited, backed by assets, and promotes transparency in its operations. This innovative currency plays a crucial role in enabling investors to participate in the exciting world of pre-IPO investments in billion-dollar ideas. Unicoin’s White Paper is accessible here.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, market fluctuations, economic conditions, regulatory changes, and other uncertainties. Unicoin undertakes no obligation to update forward-looking statements to reflect events or circumstances that occur after the date on which they were made.

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